Exhibit 99.1

ARYSTA LIFESCIENCE LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED INCOME STATEMENT

		Years ended December 31,
Continuing operations	Notes	2012	2013
		(U.S. dollars in thousands)
Sales	3	$1,468,075	$1,508,925
Cost of goods sold	8	(954,336)	(979,335)

Gross profit		513,739	529,590

Selling, general and administrative expense	8	(345,439)	(347,759)
Other operating income	7	6,592	5,732
Other operating expense	7	(6,409)	(49,979)

Operating income		168,483	137,584

Interest income		24,983	24,293
Other financial income		631	9,071

Financial income	9	25,614	33,364

Interest expense		(135,689)	(134,595)
Other financial expense		(92,340)	(70,091)

Financial expense	9	(228,029)	(204,686)

Income (loss) before tax from continuing operations		(33,932)	(33,738)

Income tax benefit (expense)	5	(45,078)	(47,593)

Income (loss) after tax from continuing operations		$(79,010)	$(81,331)

Discontinued operations
Income (loss) after tax from discontinued operations	4	(73,092)	(12,104)

Net income (loss)		$(152,102)	$(93,435)

Attributable to:
Arysta LifeScience Limited (“ALS”) shareholder		(160,802)	(102,629)
Non-controlling interests	21	8,700	9,194

Net income (loss)		$(152,102)	$(93,435)

Earnings per share
Continuing operations	6	(87,710)	(90,525)
Discontinued operations	6	(73,092)	(12,104)

Basic and diluted earnings (loss) per share		$(160,802)	$(102,629)

Weighted average shares used to compute earnings (loss) per share

Basic and diluted		1	1

The accompanying notes form an integral part of the consolidated financial statements.

ARYSTA LIFESCIENCE LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6. Earnings (loss) per Share

Basic and diluted earnings per share (“EPS”) amounts are calculated by dividing the net income (loss) for the year attributable to the ordinary shareholder of the Company by the weighted average number of ordinary shares outstanding during the year. In 2012, the Group excluded certain potentially issuable shares from the calculation of diluted net loss per share as their effect, if included, would have been anti-dilutive. Refer to note 20 for more information regarding these potentially issuable shares. There were no potentially issuable shares as of December 31, 2013. There are no other transactions involving ordinary shares or potential ordinary shares between the reporting date and the date of authorization of these financial statements.

The following reflects the income and share data used in the basic and diluted earnings per share computations:

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Net income (loss) attributable to the shareholder of ALS from continuing operations	$(87,710)	$(90,525)
Net income (loss) attributable to the shareholder of ALS from discontinued operations	(73,092)	(12,104)

Net income (loss) attributable to the shareholder of ALS	$(160,802)	$(102,629)

	Years ended December 31,
	2012	2013
Weighted average number of shares—basic and diluted	1	1

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)

Basic and diluted EPS attributable to ordinary shareholder of ALS	$(160,802)	$(102,629)

Basic and diluted EPS from continuing operations	$(87,710)	$(90,525)